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                                  EXHIBIT 21.1
                           SUBSIDIARIES OF THE COMPANY

Great Lakes REIT, L.P. a Delaware limited partnership.

GLR No. 1, Inc. an Illinois corporation.

GLR No. 2, Inc. an Illinois corporation.

GLR No. 3, a Maryland real estate investment trust.